KIEWIT INVESTMENT FUND LLLP

Offer to Purchase for Cash

Up to 557 Limited Partnership Units

of Kiewit Investment Fund LLLP

at the Net Asset Value per Unit

The tender offer and withdrawal rights will expire at 3:00 p.m. (Central Time) on September 30, 2009, unless the tender offer is extended.

Kiewit Investment Fund LLLP, a Delaware limited liability limited partnership registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a non-diversified, closed-end management investment company (the “Fund”), is offering to purchase up to 557 limited partnership units (“Units”) of the Fund (approximately 5% of the outstanding Units), for cash, at a price equal to the net asset value (“NAV”) per Unit determined as of September 30, 2009.  The Fund reserves the right to increase the number of Units it is offering to purchase in the tender offer, up to an aggregate of 780 Units (approximately 7% of the outstanding Units).  If the Fund determines to increase the number of Units it is offering to purchase, the Fund will file an amendment to the Schedule TO.  The NAV as of June 30, 2009 was $13,593.55 per Unit.  The Fund intends to calculate the NAV as of September 17, 2009 and mail that calculation to all Limited Partners and post it on the Fund’s website at www.kiewitinvestmentfund.com.  The NAV may fluctuate between September 17, 2009 and the expiration date of the tender offer.  You will not know the NAV per Unit as of September 30, 2009 (the price to be paid for Units purchased by the Fund in the tender offer) prior to the expiration of the tender offer.  Limited partners of the Fund (“Limited Partners”) who wish to participate in the tender offer may tender only one or more whole Units.  However, a Limited Partner may tender all of the Units held by that Limited Partner and a Limited Partner holding less than a whole Unit may tender only the entire fraction of a Unit held by that Limited Partner.

The tender offer is subject to certain conditions.  See Section 7.

Units are subject to substantial transfer restrictions and generally may only be owned by current and former participants in the Peter Kiewit Sons’, Inc. (“Kiewit”) Employee Ownership Plan who are or were full-time employees of Kiewit, Kiewit’s affiliated companies, and/or directors of Kiewit, former holders of Kiewit’s common stock, directors of the Fund, members of each such person’s immediate family, and certain qualified investment vehicles.  Units are not listed or traded on any securities exchange or other securities market, and there is no secondary market for Units.

Neither the Fund nor any of its officers or directors makes any recommendation as to whether you should tender any of your Units in the tender offer.  You must make your own decision as to whether to tender your Units after reading this document and consulting with your advisors based on your own financial position and requirements.  In making your decision, you should read carefully the information in this offer to purchase and in the related letter of transmittal, including the Fund’s reasons for making the tender offer.

IMPORTANT INFORMATION

If you intend to tender your Units, please complete the enclosed Tender Intention Form indicating your intent to tender and the number of Units that you intend to tender in the tender offer.  The Tender Intention Form must be received by the Fund at P.O. Box 5354, Cincinnati, OH 45201-5354 on or before August 3, 2009 (the “Notification Deadline”).  Legally, you may tender Units even if you do not submit a Tender Intention Form by the Notification Deadline.  However, if the total Units tendered between August 3, 2009 and September 30, 2009 for which a Tender Intention Form was not received by the Fund by the Notification Deadline, is more than 50% of the total Units tendered in the tender offer (July 6, 2009 through September 30, 2009), the entire tender offer will be cancelled and no Units will be repurchased from any Unitholder.  Therefore, we urge you to submit your Tender Intention Form before the Notification Deadline.

To tender your Units, you must also complete and sign the Letter of Transmittal designating the number of Units you are tendering and send the completed Letter of Transmittal to the Fund at P.O. Box 5354, Cincinnati, OH 45201-5354, together with any other documents required by the Letter of Transmittal so that it is received by the Fund before the expiration of the tender offer.  The Fund reserves the absolute right to reject tenders it determines not to be in proper form.

July 6, 2009

TABLE OF CONTENTS

Page

Summary Term Sheet

1

The Tender Offer

4

1.Terms of the Tender Offer

4

2.Purpose of the Tender Offer

4

3.The Fund

4

4.Calculation of Net Asset Value

5

5.Procedures for Tendering Units

5

6.Withdrawal Rights

6

7.Conditions to the Tender Offer

6

8.Acceptance for Payment and Payment for Units

7

9.Source and Amount of Funds

7

10.Interest of Directors and Executive Officers; Transactions Involving Units

7

11.Certain Information about the Fund

8

12.Additional Information

8

13.Material United States Federal Income Tax Consequences

8

14.Material Canadian Federal Income Tax Consequences

8

15.Extension of Tender Period; Termination; Amendment

9

16.Miscellaneous

9

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this offer to purchase and may not contain all of the information that is important to you.  To understand the tender offer fully, you should read carefully this entire offer to purchase.

Q:

What is the Fund?

A:

Kiewit Investment Fund LLLP (the “Fund”) is a Delaware limited liability limited partnership, registered as a non-diversified, closed-end management investment company under the 1940 Act. The Fund is organized as an “employees’ securities company” under the 1940 Act and has received an order from the Securities and Exchange Commission (the “SEC”) exempting the Fund from Section 15(a) of the 1940 Act to permit the Fund’s Board of Directors (the “Board”) to enter into and materially amend investment advisory agreements without the approval of Limited Partners.

Q:

What is the Fund’s investment objective?

A:

The investment objective of the Fund is long-term capital growth with consideration given to consistency of returns. No assurance can be given that the Fund will achieve its investment objective.

Q:

Who is the Fund’s investment adviser?

A:

The Fund and Hall Capital Partners LLC (the “Adviser”) have entered into an investment advisory agreement, under which the Adviser has been retained by the Fund to serve as the Fund’s investment adviser. The Adviser is responsible for developing, implementing and supervising the Fund’s investment program, subject to the supervision of the Board. The Adviser is registered with the SEC as an investment adviser and has offices in San Francisco and New York. As of March 31, 2009, the Adviser had $17.5 billion under advisement for 128 clients.

The Sub-Advisers selected by the Board and the investment strategy each is responsible for are as follows:

•

Pzena Investment Management, LLC, which is responsible for a portion of the Fund’s active U.S. equity strategy;

•

Payden & Rygel, which is responsible for all of the Fund’s fixed income strategy, including managing the Fund’s cash account; and

•

SSGA Funds Management, Inc., which is responsible for managing the Fund’s Russell 3000 index strategy.

Q:

What is the tender offer?

A:

In the tender offer, the Fund is offering to purchase up to 557 limited partnership units (“Units”) of the Fund (approximately 5% of the outstanding Units), for cash, at a price equal to the net asset value (“NAV”) per Unit determined as of September 30, 2009, upon the terms and subject to the conditions set forth in this offer to purchase and the related letter of transmittal.  The Fund reserves the right to increase the number of Units it is offering to purchase in the tender offer, up to an aggregate of 780 Units (approximately 7% of the outstanding Units).  If the Fund determines to increase the number of Units it is offering to purchase, the Fund will file an amendment to the Schedule TO.

The Fund will not pay interest on the purchase price under any circumstances.

Q:

Why is the Fund conducting the tender offer?

A:

Units are not listed or traded on any securities exchange or other securities market, and there is no secondary market for Units.  In order to provide a limited degree of liquidity to Limited Partners, the Fund intends to make semi-annual repurchase offers for between 5% and 25% of the outstanding Units.  At a meeting of the Board held on May 19, 2009, the Board determined that, in accordance with the Fund’s previously announced policy of conducting semi-annual repurchase offers, it was in the best interest of the Fund to conduct the tender offer.

Q:

When does the tender offer expire?

A:

The tender offer and withdrawal rights will expire at 3:00 p.m. (Central time) on September 30, 2009, unless extended.  You must tender your Units prior to the expiration date if you wish to participate in the tender offer.

Q:

What is the net asset value per Unit as of a recent date?

A:

As of June 30, 2009, the net asset value per Unit was $13,593.55.  The Fund intends to calculate the NAV as of September 17, 2009, and mail that calculation to all Limited Partners and post it on the Fund’s website at www.kiewitinvestmentfund.com.

Q:

Will the net asset value be higher or lower on the date that the price to be paid for tendered Units is to be determined?

A:

No one can accurately predict the net asset value at a future date.  The NAV may fluctuate between September 17, 2009 and the expiration date of the tender offer.  You will not know the NAV per Unit as of September 30, 2009 (the price to be paid for Units purchased by the Fund in the tender offer) prior to the expiration of the tender offer.

Q:

Do I have to do anything if I want to retain my Units?

A:

No, you do not have to do anything if you want to retain your Units.

Q:

How do I decide whether to participate in the tender offer?

A:

Neither the Fund nor any of its officers or directors makes any recommendation as to whether you should tender any of your Units in the tender offer.  You must make your own decision as to whether to tender your Units after reading this document and consulting with your advisors based on your own financial position and requirements.  No director or officer of the Fund intends to tender Units.

Q:

How do I participate in the tender offer?

A:

Complete the following steps if you desire to tender your Units:

•

Complete the enclosed Tender Intention Form indicating your intent to tender and the number of Units that you intend to tender in the tender offer and send it to the Fund at the address listed in Section 11 - “Certain Information about the Fund” so that it is received on or before August 3, 2009 (the “Notification Deadline”).

•

Complete and sign the Letter of Transmittal designating the number of Units you wish to tender.  Send the completed Letter of Transmittal, together with any other documents required by the Letter of Transmittal, so that it is received by the Fund at the address listed in Section 11 - “Certain Information about the Fund” before the expiration of the tender offer.

Legally, you may tender Units even if you do not submit a Tender Intention Form by the Notification Deadline.  However, if the total Units tendered between August 3, 2009 and September 30, 2009, for which a Tender Intention Form was not received by the Fund by the Notification Deadline is more than 50% of the total Units tendered in the tender offer (July 6, 2009 through September 30, 2009), the entire tender offer will be cancelled and no Units will be repurchased from any Unitholder.  Therefore, we urge you to submit your Tender Intention Form before the Notification Deadline.

If you do not return the Tender Intention Form by the Notification Deadline and subsequently tender your Units, the Fund reserves the right to repurchase all of the Units that you own.

Q:

Is there any limit on the number of Units I may tender?

A:

There is no limit on the number of Units you may tender, but you may tender only one or more whole Units.  However, you may tender all of the Units that you own, and if less than one whole Unit, you must tender the entire fraction of a Unit that you own.

Q:

What if more than 557 Units are tendered (and not timely withdrawn)?

A:

In that case, the Fund will purchase duly tendered Units from tendering Limited Partners, pursuant to the terms and conditions of the tender offer, on a pro rata basis in accordance with the number of Units tendered by each Limited

Partner (and not timely withdrawn).  The Fund does not currently intend to extend the tender offer and increase the number of Units it is offering to purchase by reason of more than 557 Units having been tendered.  However, the Fund reserves the right to increase the number of Units it is offering to purchase in the tender offer, up to an aggregate of 780 Units (approximately 7% of the outstanding Units).  If the Fund determines to increase the number of Units it is offering to purchase, the Fund will file an amendment to the Schedule TO.

Q:

Can I change my mind after I submit the Tender Intention Form?

A:

Yes, you may subsequently determine not to tender Units after you submit the Tender Intention Form.  You must complete and submit the Letter of Transmittal to tender your Units, so if you do not complete the Letter of Transmittal, your Units will not be purchased in the tender offer.

Q:

Can I change my mind after I tender my Units?

A:

Yes, you may withdraw tenders of your Units any time before the expiration of the tender offer by following the procedures set forth in this offer to purchase.  If you then change your mind, you can re-tender your Units by following the tender procedures again prior to the expiration of the tender offer.

Q:

Are there any conditions to the Fund’s obligation to complete the tender offer?

A:

The tender offer is not conditioned on any minimum number of Units being tendered. The tender offer is, however, subject to other conditions, including that no more than 50% of the number of Units that are validly tendered and not withdrawn in the tender offer are Units for which Tender Intention Forms were not received by the Fund on or prior to the Notification Deadline. Therefore, we urge you to submit your Tender Intention Form before the Notification Deadline.  See Section 7 “Conditions to the Tender Offer.”

Q:

How and when will the Fund pay for tendered Units?

A:

For Limited Partners who validly tender Units, the Fund will, promptly after the Fund’s acceptance of Units for purchase, deliver payment by check to such Limited Partners.

Q:

Will I be taxed on the tender of Units for cash in the tender offer?

A:

The receipt of cash in the tender offer may be a taxable transaction for U.S. and Canadian federal income tax purposes, and may be a taxable transaction for other purposes as well.   See Sections 13 - “Material United States Federal Income Tax Consequences” and 14 - “Material Canadian Federal Income Tax Consequences.”

Q:

Will I be able to participate in the Fund’s composite state income tax returns if I tender my units?

A:

Limited Partners who have all of their Units purchased by the Fund in the tender offer will not be able to participate in the Fund’s state composite state income tax returns for any tax year that has not been finalized by the Fund.  This is because the payment of taxes by the Fund is treated as an advance to the Limited Partner and must be deducted from distributions or tender payments.  A Limited Partner who sold all of his or her Units in the tender offer would cease to be a Limited Partner and would not be eligible to receive future distributions.

Limited Partners who tender a portion of their Units are still eligible to participate in the Fund’s state composite tax returns.

Q:

Whom should I call with questions about the tender offer?

A:

Limited Partners with inquiries relating to the tender offer should contact the Fund at 1-800-443-4306, from 7:00 a.m. to 5:00 p.m. (Central Time), Monday through Friday, or by e-mail at KIF_info@jpmorgan.com.

The Tender Offer

1. Terms of the Tender Offer.  Upon the terms and subject to the conditions of the tender offer, the Fund will accept for payment and purchase up to 557 Units (representing approximately 5% of the outstanding Units), that are properly tendered and not withdrawn prior to the expiration date of the tender offer, for cash, at a price equal to the NAV per Unit determined as of September 30, 2009.  The Fund reserves the right to increase the number of Units it is offering to purchase in the tender offer, up to an aggregate of 780 Units (approximately 7% of the outstanding Units).  If the Fund determines to increase the number of Units it is offering to purchase, the Fund will file an amendment to the Schedule TO.  The NAV as of June 30, 2009 was $13,593.55 per Unit.  The Fund intends to calculate the NAV as of September 17, 2009 and mail that calculation to all Limited Partners and post it on the Fund’s website at www.kiewitinvestmentfund.com.  The NAV may fluctuate between September 17, 2009 and the expiration date of the tender offer.  You will not know the NAV per Unit as of September 30, 2009, (the price to be paid for Units purchased by the Fund in the tender offer) prior to the expiration of the tender offer.  The Fund will not pay interest on the purchase price under any circumstances.  The expiration date of the tender offer is 3:00 p.m. (Central time) on September 30, 2009, unless extended.

The Fund may, subject to the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), delay accepting or purchasing any Units in order to comply in whole or in part with any applicable law.  For a description of the Fund’s right to delay, terminate or amend the tender offer, see Section 15 - “Extension of Tender Period; Termination; Amendment.”

The offer is being made to all Limited Partners and is not conditioned upon Limited Partners tendering in the aggregate any minimum number of Units.

If more than 557 Units are duly tendered pursuant to the tender offer (and not withdrawn as provided in Section 6), and the Fund accepts Units for purchase, the Fund will purchase Units from tendering Limited Partners, in accordance with the terms and conditions specified in the tender offer, on a pro rata basis and in accordance with the number of Units duly tendered by or on behalf of each Limited Partner (and not so withdrawn). The Fund does not currently intend to extend the tender offer and increase the number of Units it is offering to purchase by reason of more than 557 Units having been tendered.  However, the Fund reserves the right to increase the number of Units it is offering to purchase in the tender offer, up to an aggregate of 780 Units (approximately 7% of the outstanding Units).  If the Fund determines to increase the number of Units it is offering to purchase, the Fund will file an amendment to the Schedule TO.

This offer to purchase and the related letter of transmittal are being sent to persons who were holders of record of Units at the close of business on July 6, 2009.  As of that date, there were 11,138.03 units outstanding, held by 539 Limited Partners.

2. Purpose of the Tender Offer.  Units are not listed or traded on any securities exchange or other securities market, and there is no secondary market for Units.  In order to provide a limited degree of liquidity to Limited Partners, the Fund intends to make semi-annual repurchase offers for between 5% and 25% of the outstanding Units.  At a meeting of the Board held on May 19, 2009, the Board determined that, in accordance with the Fund’s previously announced policy of conducting semi-annual repurchase offers, it was in the best interest of the Fund to conduct the tender offer.

3. The Fund.  Kiewit Investment Fund LLLP is a Delaware limited liability limited partnership, registered as a non-diversified, closed-end management investment company under the 1940 Act. The Fund is organized as an “employees’ securities company” under the 1940 Act and has received an order from the SEC exempting the Fund from Section 15(a) of the 1940 Act to permit the Fund’s Board of Directors to enter into and materially amend investment advisory agreements without the approval of Limited Partners.

The investment objective of the Fund is long-term capital growth with consideration given to consistency of returns. No assurance can be given that the Fund will achieve its investment objective.

The Fund and Hall Capital Partners LLC have entered into an investment advisory agreement, under which the Adviser has been retained by the Fund to serve as the Fund’s investment adviser. The Adviser is responsible for developing, implementing and supervising the Fund’s investment program, subject to the supervision of the Board. The Adviser is registered with the SEC as an investment adviser and has offices in San Francisco and New York. As of March 31, 2009, the Adviser had $17.5 billion under advisement for 128 clients.

The Adviser (i) recommends third-party investment advisers (each a “Sub-Adviser”) to invest the Fund’s assets directly on the Fund’s behalf and (ii) invests the Fund’s assets directly in public mutual funds and private investment funds managed by third parties (each such public mutual fund and private investment fund in which the Fund invests is referred to as a “Portfolio Fund”).  Under normal market conditions, the Fund’s assets will be invested in a variety of securities that will include U.S. and non-U.S. equities and fixed income instruments and Portfolio funds, including private investment funds commonly known as “hedge funds.”  The Fund may also invest in derivative securities, equity-related instruments, currencies, financial futures, debt-related instruments or Portfolio Funds that are private equity/venture capital funds, real estate funds or commodities funds.

The Sub-Advisers selected by the Board and the investment strategy each is responsible for are as follows:

•

Pzena Investment Management, LLC, which is responsible for a portion of the Fund’s active U.S. equity strategy;

•

Payden & Rygel, which is responsible for all of the Fund’s fixed income strategy, including managing the Fund’s cash account; and

•

SSgA Funds Management, Inc., which is responsible for managing the Fund’s Russell 3000 index strategy.

4. Calculation of Net Asset Value.  The net asset value of the Fund is determined as of the close of business on the last business day of each fiscal quarter.  The Fund’s net asset value is the value of the total assets less its liabilities. In computing net asset value, securities and assets of the Fund will be valued at market value, if market quotations are readily available, or will be valued at fair value as determined in accordance with procedures adopted by the Board.  Expenses of the Fund and its liabilities (including the amount of any borrowings) are taken into account for purposes of computing net asset value. The Board has approved procedures pursuant to which the Fund values its investments in Portfolio Funds at fair value. As a general matter, the fair value of the Fund’s interest in a Portfolio Fund will represent the amount that the Fund believes it reasonably could expect to receive in a current sale to a third party or from a Portfolio Fund if the Fund’s interest were redeemed at the time of valuation, based on information reasonably available at the time the valuation is made and that the Fund believes to be reliable. The Fund’s valuation procedures require the Valuation Committee Adviser to consider all relevant information available at the time the Fund values its portfolio, including the most recent final or estimated value reported by the Portfolio Funds, as well any other relevant information available at the time the Fund values its portfolio. The Valuation Committee Adviser will consider such information, and may conclude in certain circumstances that the information provided by the Portfolio Manager of a Portfolio Fund does not represent the fair value of the Fund’s interest in the Portfolio Fund.

The valuations reported by the Portfolio Managers of the Portfolio Funds may not be current and are typically subject to later adjustment, based on information reasonably available at that time. Because more current valuations or adjustments or revisions, whether increasing or decreasing the net asset value of the Fund at the time they occur, relate to information available only at the time of the more recent valuations or the adjustment or revision, the adjustments or revisions will not affect the price received by Limited Partners who have their Units repurchased in the tender offer based on a valuation of the Portfolio Fund prior to the time such new information becomes available. As a result, to the extent that such subsequently adjusted valuations from the Portfolio Managers or revisions to net asset value of a Portfolio Fund adversely affect the Fund’s net asset value, the outstanding Units will be adversely affected by prior repurchases to the benefit of Limited Partners who had their Units repurchased at a net asset value higher than the adjusted amount. Conversely, any increases in the net asset value resulting from such subsequently adjusted valuations will be entirely for the benefit of the outstanding Units and to the detriment of Limited Partners who previously had their Units repurchased at a net asset value lower than the adjusted amount.

The NAV as of June 30, 2009 was $13,593.55 per Unit. The Fund intends to calculate the NAV as of September 17, 2009 and mail that calculation to all Limited Partners and post it on the Fund’s website at www.kiewitinvestmentfund.com.  The NAV may fluctuate between September 17, 2009 and the expiration date of the tender offer.  You will not know the NAV per Unit as of September 30, 2009 (the price to be paid for Units purchased by the Fund in the tender offer) prior to the expiration of the tender offer.

5. Procedures for Tendering Units.

Tender Intention Form.  If you intend to tender your Units, complete the enclosed Tender Intention Form indicating your intent to tender and the number of Units that you intend to tender in the tender offer and send it to the Fund at the address listed in Section 11 - “Certain Information about the Fund” so that it is received by the Fund on or before August 3, 2009.

Legally, you may tender Units even if you do not submit a Tender Intention Form by the Notification Deadline.  However, if the total Units tendered between August 3, 2009 and September 30, 2009 for which a Tender Intention Form was not received by the Fund by the Notification Deadline, is more than 50% of the total Units tendered in the tender offer (July 6, 2009 through September 30, 2009), the entire tender offer will be cancelled and no Units will be repurchased from any Unitholder.  For example, if 20 Units were tendered in the tender offer for which Tender Intention Forms were received by the Fund by the Notification Deadline, and an additional 20 Units were tendered in the tender offer for which Tender Intention Forms were received by the Fund after the Notification deadline, the tender offer would be completed because no more than 50% of the total Units tendered were tendered after the Notification Deadline (20 + 20 = 40 x 50% = 20).  If more than 20 Units were tendered after the Notification deadline and not withdrawn, then the tender offer would be cancelled.  Therefore, we urge you to submit your Tender Intention Form before the Notification Deadline.

Proper Tender of Units.  To validly tender Units, you must send to the Fund the following documents to be received by the Fund before the expiration date for the tender offer:

•

a completed and executed letter of transmittal indicating the number of Units to be tendered; and

•

any other documents required by the letter of transmittal.

The Fund’s address is listed in Section 11 - “Certain Information about the Fund.”

You may tender only one or more whole Units.  However, you may tender all of the Units that you own, and if you own less than one whole Unit, you must tender the entire fraction of a Unit that you own.

THE FUND DOES NOT VIEW THE CERTIFICATION CONTAINED IN THE LETTER OF TRANSMITTAL THAT THE LIMITED PARTNER SIGNING SUCH LETTER OF TRANSMITTAL HAS RECEIVED AND READ THE OFFER TO PURCHASE AS A WAIVER OF LIABILITY.  THE FUND REPRESENTS AND WARRANTS THAT IT WILL NOT ASSERT THAT SUCH CERTIFICATION BY ANY LIMITED PARTNER CONSTITUTES A WAIVER OF LIABILITY.

The method of delivery of any documents, including the Tender Intention Form and the Letter of Transmittal, is at the option and sole risk of the tendering Limited Partner.  If documents are sent by mail, registered mail with return receipt requested, properly insured, is recommended.

The Fund’s Interpretations are Binding.  The Fund will determine at its own discretion all questions as to the form of documents, including notices of withdrawal, and the validity, form, eligibility, including time of receipt, and acceptance for purchase of any tender of Units.  This determination will be final and binding on all tendering Limited Partners.  However, a tendering Limited Partner who disagrees with an interpretation by the Fund may seek recourse under state law, to the extent that any such recourse is available.  The Fund reserves the right to:

•

reject any and all tenders of any Units not properly tendered;

•

waive any defects or irregularities in the tender of Units or any conditions of the tender offer either before or after the expiration date; and

•

request any additional information from any Limited Partner that the Fund deems necessary.

The Fund will not be under any duty to notify tendering Limited Partners of any defect or irregularity in tenders or notices of withdrawal.

6. Withdrawal Rights.  You may withdraw tenders of Units at any time prior to the expiration date and, unless the Fund has accepted your tender as provided in this document, after the expiration of 40 business days from the commencement of the tender offer.

If the Fund:

•

delays its acceptance of Units tendered;

•

extends the tender offer; or

•

is unable to accept Units tendered under the tender offer for any reason,

then, without prejudice to the Fund’s rights under the tender offer, the Fund may retain Units tendered, and those Units may not be withdrawn except as provided in the immediately preceding paragraph, subject to provisions under the Exchange Act, as amended, that provide that an issuer making a tender offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer.

For a withdrawal to be effective, a written notice of withdrawal must be received by the Fund on or prior to the expiration date at its address set forth in Section 11 - “Certain Information about the Fund.” The notice of withdrawal must:

•

specify the name of the person having tendered the Units to be withdrawn; and

•

identify the number of Units to be withdrawn.

Any Units withdrawn will be deemed not to have been validly tendered for purposes of the tender offer.  Properly withdrawn Units may be re-tendered by following the procedures described in Section 5 - “Procedures for Tendering Units” at any time on or before the expiration date.

Except, as otherwise provided in this Section 6, any tender of Units made under the tender offer is irrevocable.

7. Conditions to the Tender Offer.  The tender offer is subject to various conditions.  The Fund expressly reserves the right to abandon the tender offer and not accept for purchase any Units if any of the following events have occurred prior to the expiration date:

•

More than 50% of the number of Units that are validly tendered and not withdrawn in the tender offer are Units which Limited Partners did not indicate that they intended to tender on Tender Intention Forms received by the Fund on or prior to the Notification Deadline;

•

There shall have been instituted or threatened or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, that challenges the making of or the consummation of the tender offer, or that has, or its reasonably likely to have, in the judgment of the Fund’s board of directors, a material adverse effect on the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Fund;

•

Any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in the judgment of the Fund’s board of directors, would or might prohibit, prevent, restrict or delay consummation of the tender offer, or is reasonably likely to have, in the judgment of the Fund’s board of directors, a material adverse effect on the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Fund;

•

There shall have occurred or be likely to occur any event that, in the judgment of the Fund’s board of directors, would or might prohibit, prevent, restrict or delay consummation of the tender offer, or is reasonably likely to materially impair the contemplated benefits of the tender offer, or otherwise make the consummation of the tender offer not, or not reasonably likely to be, in the best interests of the Fund; or

•

There shall have occurred a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; any limitation, whether or not mandatory, by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on, or other event that, in the judgment of the Fund’s board of directors might affect, the extension of credit by banks or other lending institutions in the United States; a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States; or a material acceleration or worsening of any of these events that exists on the date of this offer to purchase.

The determination of whether all conditions to the tender offer are satisfied (or waived) will be made by the Board prior to the expiration date for the tender offer.

If the Fund abandons the tender offer because the condition that no more than 50% of the total Units tendered are tendered after the Notification deadline, the Fund intends to, immediately after such abandonment, commence a new tender offer for 5% of the outstanding Units.

8. Acceptance for Payment and Payment for Units.  If all of the conditions to the tender offer are satisfied or waived, the Fund will accept for payment, promptly after the expiration date, up to 557 Units (approximately 5% of the total outstanding Units) that have been validly tendered and not properly withdrawn or deemed withdrawn prior to the expiration date, except as described in Section 15 - “Extension of Tender Period; Termination; Amendment.”  The Fund will, promptly after the Fund’s acceptance of Units for purchase, deliver checks for payment to Limited Partners who validly tendered Units.

Holders who tender their Units generally will not be obligated to pay any stock transfer tax in connection with the tender offer.  However, if the payment of any stock transfer taxes is required, tendering Limited Partners will be responsible for the payment of those taxes.  The Fund will not pay interest under the tender offer, regardless of any delay in purchasing the Units or delivering payment.

9. Source and Amount of Funds.  The total cost to the Fund of purchasing 557 Units (approximately 5% of the outstanding Units) for $13,593.55 per Unit, the NAV per Unit as of June 30, 2009, in cash pursuant to the tender offer would be approximately $7,571,607.  The Fund intends to use cash on hand to pay the aggregate purchase price of Units accepted for payment pursuant to the tender offer.

10. Interest of Directors and Executive Officers; Transactions Involving Units.  Except as described in Annex I to this offer to purchase, neither the Fund nor any of its directors or officers has engaged in any transactions involving Units during the sixty days prior to the date of this offer to purchase.  No director or officer of the Fund intends to tender Units in the tender offer.

The table below shows information about the ownership of Units as of the date of this offer to purchase by the Fund’s directors and officers.

Name	Position	Number of Units Beneficially Owned	Percent of Units
Kenneth E. Stinson	Director…………………..	4,789.16 (1)	43.00%
Philip J. Ruden	Director…………………..	---	---
Robert D. Bates	Director…………………..	16.49	*
Ben E. Muraskin	Director…………………..	105.76 (2)	*
Richard L. Jarvis	Director…………………..	---	---
Robert L. Giles, Jr. …………	Chief Executive Officer, Chief Compliance Officer	59.86	*
Denise A. Meredith ………...	Chief Financial Officer	7.34	*

*

Less than 1%.

(1)  Includes 2745.40 Units held by Mr. Stinson’s annuity trust and children.

(2)  Units held by Mr. Muraskin and Karen Muraskin.

11. Certain Information about the Fund.  The Fund is organized as an “employees’ securities company” under the 1940 Act.  The Fund is designed as a long-term investment vehicle primarily for employees and directors, and former employees, of Kiewit and its affiliated companies, directors of the Fund, the foregoing persons’ immediate family members, and certain qualified investment vehicles, and Kiewit (or an entity controlled by Kiewit).  The Fund’s mailing address is P.O. Box 5354, Cincinnati, OH 45201-5354.  The telephone number is (800) 443-4306.  For additional information about the Fund, see Section 12.

12. Additional Information.  The Fund filed with the SEC an Issuer Tender Offer Statement on Schedule TO (as amended, the “Schedule TO”), of which this offer to purchase forms a part, and exhibits to the Schedule TO.  The Schedule TO and the exhibits thereto may be inspected at the SEC’s public reference library at 100 F Street, N.E., Washington, D.C.  20549.  Copies of such information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F Street, N.E., Washington D.C.  20549.  The SEC also maintains a website at http://www.sec.gov that contains reports and other information relating to the Fund that was filed via the EDGAR System.

13. Material United States Federal Income Tax Consequences.  The following is a summary of the material U.S. federal income tax considerations generally applicable under the Internal Revenue Code of 1986, as amended (the “Code”), to a Limited Partner who tenders Units in the tender offer.

This discussion is based on the Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect.  This discussion is for general information only and does not address all of the tax consequences that may be relevant to a particular Limited Partner or to Limited Partners subject to special treatment under U.S. federal income tax law.

In general, a Limited Partner from whom Units are purchased by the Fund will be treated as receiving a distribution from the Fund.  Such Limited Partners generally will not recognize income or gain as a result of the purchase, except to the extent (if any) that the amount of money received by the Limited Partner exceeds such Limited Partner's then adjusted tax basis in such Limited Partner's Units.  A Limited Partner's basis in such Limited Partner's remaining Units will be reduced (but not below zero) by the amount of money received by the Limited Partner from the Fund in connection with the purchase.  A Limited Partner's basis in such Limited Partner's Units will be adjusted for income, gain or loss allocated (for tax purposes) to such Limited Partner for periods through the Valuation Date.  Money distributed to a Limited Partner in excess of the adjusted tax basis of such Limited Partner's Units is taxable as capital gain or ordinary income, depending on the circumstances.  A Limited Partner all of whose Units are purchased by the Fund may recognize a loss, but only to the extent that the amount of money received from the Fund is less than the Limited Partner's then adjusted tax basis in the Limited Partner's repurchased Units.

A non-U.S. Limited Partner also generally would be subject to U.S. federal income tax on gain realized upon the purchase of Units by the Fund to the extent of (i) the non-U.S. Limited Partner’s share of realized appreciation in the Fund’s assets that is attributable to the Fund’s U.S. trade or business and (ii) if not already described in (i), the non-U.S. Limited Partner’s share of unrealized appreciation in U.S. real property assets held by the Fund.  The Fund does not anticipate, however, that any U.S. taxes would be required to be withheld in respect of a non-U.S. Limited Partner in redemption of his, her, or its Units.

Any taxes paid by the Fund in connection with any such withholding will be treated as an advance to the relevant Limited Partners (with interest being charged thereon) and will be repaid on demand, or, with the permission of the Board, recouped by the Fund out of any distributions subsequently made to the relevant Limited Partners.  Such advances may be funded by the General Partner or an affiliate thereof (with interest thereon).

In general, different rules from those described above apply in the case of non-U.S. Partners subject to special treatment under U.S. federal income tax law, including a non-U.S. Limited Partner:

•

who has an office or fixed place of business in the U.S. or is otherwise carrying on a U.S. trade or business;

•

who is an individual present in the U.S. for 183 or more days or has a “tax home” in the U.S. for U.S. federal income tax purposes; or

•

who is a former citizen or resident of the U.S.

14. Material Canadian Federal Income Tax Consequences.  The following is a summary of the material Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada) (the “Canadian Act”), to a Limited Partner who receives cash in the tender offer and who, for purposes of the Canadian Act, is an individual (other than a trust) resident in Canada, holds Units as capital property and deals at arm’s length with the General Partner of the Fund within the meaning of the Canadian Act.  Such individuals shall be referred to herein as “Canadian holders”.

This summary does not apply to a corporation, trust or other entity or to a person who is not a resident in Canada.  The discussion does not address all of the tax consequences that may be relevant to a particular Canadian holder.  No ruling or other guidance has been or will be sought from the Canada Revenue Agency (“CRA”) regarding any matter discussed herein.  In addition, it is based on the current provisions of the Canadian Act and the regulations thereunder (the “Canadian Regulations”), in force on the date hereof, specific proposals (the “Tax Proposals”) to amend the Canadian Act or the Canadian Regulations publicly announced by the Canadian Minister of Finance prior to the date hereof and an understanding of the current published administrative and assessing practices of the CRA.  Except for the Tax Proposals, this summary does not take into account or anticipate any proposed changes to the law or to the CRA’s administrative and assessing practices, whether by legislative, governmental or judicial actions.

The following discussion is intended to be a general description of the Canadian federal income tax considerations generally applicable to a Canadian holder by reason of the tender offer.  Each Canadian holder is urged to consult such holder’s own tax advisor as to the particular tax consequences of the tender offer, including the applicability and effect of any provincial, local or foreign laws and of changes in applicable tax laws.

A Canadian holder from whom Units are purchased by the Fund will be treated as having disposed of the Units and will generally realize a capital gain (or a capital loss) to the extent that the proceeds of disposition of the Units, net of any reasonable costs of disposition of the Units, exceed (or are exceeded by) the Limited Partner's adjusted cost base of the Units. It is not clear whether or to what extent a Canadian holder would be entitled to claim a foreign tax credit for any U.S. tax paid in connection with a redemption.

15. Extension of Tender Period; Termination; Amendment.  The Fund expressly reserves the right, in its discretion and for any reason, including the non-satisfaction of the conditions for completion set forth in Section 7 - “Conditions to the Tender Offer,” to extend the period of time during which the tender offer is open or to amend the tender offer in any respect.

If the Fund materially changes the terms of or information concerning the tender offer, or if the Fund waives a material condition of the tender offer, the Fund will extend the tender offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) under the Exchange Act.  The SEC has stated it believes that under these rules an offer should remain open for a minimum of five business days from the date that notice of a material change, other than a change in price or a change in percentage of securities sought, is first given.  The actual length of time will depend on the particular facts and circumstances.

The tender offer will be extended so that it remains open for a minimum of ten business days following the announcement of (i) a change in the number of Units eligible for purchase in the tender offer (other than an increase in the number of units being sought up to an aggregate of 780 Units) or (ii) a change in the amount of cash Limited Partners will receive as payment for each Unit validly tendered.

If the conditions indicated in Section 7 — “Conditions to the Tender Offer” have not been met, the Fund reserves the right, in its sole discretion, so long as Units have not been accepted for payment, to delay acceptance for payment of any Units or to terminate the tender offer and not accept for payment any Units.  The Fund does not intend to terminate the tender offer unless any of the conditions to the tender offer has not been met (or waived).

If the Fund extends the tender offer, is delayed in accepting any Units or is unable to accept for purchase any Units under the tender offer for any reason, then, without affecting the Fund’s rights under the tender offer, it may retain all Units tendered.  These Units may not be withdrawn except as provided in Section 6 - “Withdrawal Rights.” The Fund’s reservation of the right to delay acceptance of any Units is subject to applicable law, which requires that the Fund pay the consideration offered or return the Units tendered promptly after the termination or withdrawal of the tender offer.

The Fund will issue a press release or other public announcement no later than 9:00 a.m. (Central time) on the next business day following any extension, amendment, non-acceptance or termination of the previously scheduled expiration date.

16. Miscellaneous.  You should rely only on the information contained in this offer to purchase or in the letter of transmittal in connection with the tender offer.  The Fund has not authorized anyone to provide you with information that is different from what is contained in this offer to purchase.  This offer to purchase is dated July 6, 2009.  You should not assume that the information contained in this offer to purchase is accurate as of any date other than such date, and the mailing of this offer to purchase to Limited Partners shall not create any implication to the contrary.

The Fund is not aware of any jurisdiction where the making of the tender offer or the acceptance thereof would not be in compliance with applicable law.  If the Fund becomes aware of any jurisdiction where the making of the tender offer or acceptance thereof would not be in compliance with any valid applicable law, the Fund will make a good faith effort to comply with such law.  If, after such good faith effort, the Fund cannot comply with such law, the tender offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Units in any such jurisdiction.

KIEWIT INVESTMENT FUND LLLP

July 6, 2009

ANNEX I

The following table sets forth the transactions in Units by the Fund, its officers and directors during the 60 days prior to the date of this offer to purchase.

Name	Date	Number of Units	Price per Unit	Transaction
Kiewit Investment Fund LLLP	June 30, 2009	8.46	$13,593.55	Sale of Units